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                                                                      Exhibit 12
                       Ferro Corporation and Subsidiaries
                     Ratio of Earnings to Fixed Charges and
                   Ratio of Earnings to Combined Fixed Charges
                          And Preferred Stock Dividends


                                                  December         December      December        December      December
(dollars in thousands)                              2001             2000          1999           1998           1997
------------------------------------------------------------------------------------------------------------------------
Earnings:
  Pre-Tax Income..............................   $    61,466        116,615      116,114         110,481       (48,470)
  Add: Fixed Charges..........................        40,875         28,113       22,206          18,761        15,293
  Less: Interest Capitalization...............          (693)          (541)      (1,312)           (637)         (482)
                                                    --------       --------      -------        --------       -------
       Total Earnings                            $   101,648        144,187      137,008         128,605       (33,659)
                                                    ========       ========      =======        ========       =======

Fixed Charges:
  Interest Expense............................   $    37,976         24,925       18,343          15,284        12,163
  Interest Capitalization.....................           693            541        1,312             637           482
  Interest Portion of Rental Expense..........         2,206          2,647        2,551           2,840         2,648
                                                    --------       --------      -------        --------       -------
       Total Fixed Charges....................   $    40,875         28,113       22,206          18,761        15,293
                                                    ========       ========      =======        ========       =======

Total Earnings................................   $   101,648        144,187      137,008         128,605       (33,659)

Divided By:
  Total Fixed Charges.........................   $    40,875         28,113       22,206          18,761        15,293
                                                    --------       --------      -------        --------       -------

          Ratio of Earnings to Fixed Charges..          2.49           5.13         6.17            6.85            --
                                                    ========       ========      =======        ========       =======

Preferred Stock Dividends.....................   $     3,078          3,460        3,779           4,038         4,229
Total Fixed Charges...........................        40,875         28,113       22,206          18,761        15,293
                                                    --------       --------      -------        --------       -------

          Combined Fixed Charges and Preferred
          Stock Dividends.....................   $    43,953         31,573       25,985          22,799        19,522
                                                    ========       ========      =======        ========       =======

Total Earnings................................   $   101,648        144,187      137,008         128,605       (33,659)

Divided By:
  Combined Fixed Charges and Preferred
   Stock Dividends............................        43,953         31,573       25,985          22,799        19,522
                                                    --------       --------      -------        --------       -------

     Ratio of Earnings to Combined Fixed Charges
      And Preferred Stock Dividends...........          2.31           4.57         5.27            5.64            --
                                                    ========       ========      =======        ========       =======

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